UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 29, 2020

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#22 1873 Spall Road, Kelowna, BC		V1Y 4R2
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		250-870-2219

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ENRT	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement.

Enertopia Corp.  ("we", "us", "our", the "Company") has entered into a Net Smelter Returns Purchase Royalty Agreement dated October 29, 2020 pursuant to which it has granted a perpetual 1% net smelter returns royalty for its Lode and Placer claims located in Esmeralda county Nevada.  The royalty holder paid $250,000 on execution of the agreement in consideration of the royalty. Subject to the 1% royalty, and a previously sold additional 1% royalty, the Company holds a 100% interest in the 160 acre property, which it originally staked on BLM lands in August, 2017.

Royalty payments will be payable annually within 60 days after each fiscal year during which any sales of treated minerals from the Esmeralda property have occurred. The royalty grants no working interest or right of possession, and imposes no transfer restriction, or duty of exploration, development, or production. The royalty holder will have a right to monitor the processing of minerals from the property.  The Company has a right of first refusal to repurchase the royalty upon any proposed sale by the royalty holder to a third party.  There is no affiliate relationship between the Company and the royalty holder.

Item 7.01	Regulation FD Disclosure

On October 30, 2020 the Company issued a news release, attached as exhibit 99.1, announcing the sale of the above described net smelter returns royalty.

Item 9.01	Financial Statements and Exhibits

99.1	News release dated October 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERTOPIA CORP.

/s/ Robert McAllister
Robert McAllister
President and Director

October 30, 2020